UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 14, 2012

Communications Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

001-31588	41-0957999
(Commission File Number)	(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN	55343
(Address Of Principal Executive Offices)	(Zip Code)

(952) 996-1674

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1, 2, 3, 4, 6, 7, 8 and 9 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2013 Executive Officer Base Salary

On December 14, 2012, the Compensation Committee and the Board of Directors of Communications Systems, Inc. (the “Company”) approved annual base salaries for the 2013 fiscal year for the following executive officers in the amounts respectively indicated:

Executive Officer and Title	2013 Base Salary

William G. Schultz, President & CEO	$311,680

David T. McGraw, Chief Financial Officer	$261,814

Bruce Blackwood, General Manager, Suttle	$198,135

Sev Sadura, General Manager, Transition Networks, Inc.	$180,250

Scott Fluegge General Manager, JDL Technologies	$180,000

Karen Nesburg Bleick, V.P. of Human Resources	$153,077

Grant of 2013 Awards Under the Annual Bonus Plan

On December 14, 2012, pursuant to Communications Systems, Inc. Annual Bonus Plan (“Annual Bonus Plan”) the Compensation Committee and the Board awarded bonus opportunities to the Executive Officer named above.

Under the Annual Bonus Plan, the Company determines quarterly and annual “minimum,” “target” and “maximum” performance goals. The performance goals are weighted such that 50% of the bonus opportunity is tied to achievement of quarterly or six month performance goals and 50% of the bonus opportunity is tied to achievement of performance goals for the fiscal year. Performance measures applicable to Senior Executives include revenue, operating income, international revenue, revenue from new products, inventory levels and outstanding revenues, but primary weight is given to achieving revenue and operating income targets. Bonuses earned based on achievement in comparison to quarterly and six month goals during the first nine months of the fiscal year are paid approximately 45 days after the period measured and bonuses earned based on achievement in comparison in the fourth quarter and over the full year are paid out approximately 75 days after fiscal year end. Payments of bonuses generally begin at achievement exceeding 80% of target performance goals. Bonuses are paid primarily in cash, but stock grants are made in lieu of cash if actual revenues exceed 110% of target revenues during a quarter or over the full fiscal year. The target and maximum bonus each Senior Executive may potentially earn under the Annual Bonus Plan is based upon a percentage of their base salary. Under the 2013 Plan, the maximum bonus that may be paid to any participant may not exceed two times his or her bonus at target for revenues and 1.5 times his or her bonus at target for operating income even if financial performance exceeds the maximum. Further, no bonus amounts will be earned by any participant for a quarter or the year if the minimum goals for that period are not achieved. Senior Executives must be employed by the Company as of the end of the relevant period (quarter, six month or full fiscal year) in order to be entitled to receive payout of any bonus earned for such period, unless termination of employment is due to death, disability or follows a change of control. The Compensation Committee must approve bonuses paid to Senior Executives before payment.

The following table shows potential bonus amounts as a percentage of salary that may be earned by the Senior Executives for 2013 performance under the Annual Bonus Plan upon the Company’s achievement of the target and maximum goals related to revenues, operating income, international revenues, new product development, inventory levels and receivables outstanding, assuming achievement at target and maximum level. Under the matrices associated with the 2013 Annual Bonus Plan achievement of the performance goals at less than target level results in a decreasing bonus and if achievement fails to meet the minimum performance goals the participant is entitled to no bonus.

	Bonus Opportunity As a Percentage of Base Salary Under the Annual Bonus Plan for 2013 Performance
Executive Officer and Title	Cash Payable If Target Goals Achieved	Cash Payable If Maximum Goals Achieved	Stock Grant Value If Maximum Goals Achieved

William G. Schultz, President & CEO	70%	109%	11%

David T. McGraw, Chief Financial Officer	55%	85%	8%

Bruce Blackwood, General Manager, Suttle	50%	80%	7.5%

Sev Sadura, General Manager, Transition Networks, Inc.	50%	80%	7.5%

Scott Fluegge General Manager, JDL Technologies	50%	75%	10%

Karen Nesburg Bleick, V.P. of Human Resources	30%	47%	4.5%

Amendment of Employee Stock Ownership Plan and Trust

On December 14, 2012 the Board of Directors of the Company approved amendments to the Company’s Employee Stock Ownership Plan and Trust (ESOP).  Prior to the amendment,  when cash dividends were paid to shareholders generally, dividends paid on stock held by the ESOP for the account of the various beneficiaries were retained by the ESOP and reinvested in Company shares or were paid in cash when the underlying shares were distributed to beneficiaries.  As amended, the ESOP permits employees and other beneficiaries to elect to receive dividends on shares of Company’s common stock that are held for their account in the ESOP on a current basis when such dividends are paid to other shareholders generally.  The amendments to the ESOP are attached as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Amendment dated December 14, 2012 to Communications Systems, Inc. Employee Stock Ownership Plan and Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ David T. McGraw
David T. McGraw
Chief Financial Officer

Date: December 20, 2012